Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2022
THIRD QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, May 4, 2022, at 8:00 a.m. CT (9:00 a.m. ET)

•Revenues of $56.2 million decreased 4.9% sequentially compared to second quarter this year and decreased 11.1% compared to third quarter last year
•Fiscal year 22 revenue guidance narrowed to $235 million to $240 million
•Announced partnership with Innova Vascular, Inc. to develop full line of thrombectomy devices
•Announced first in-human experience with peripheral everolimus drug-coated balloon
•Completed first in-human experience with Propel™ percutaneous ventricular assist device

St. Paul, Minn., May 4, 2022 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today reported financial results for its third quarter, ended March 31, 2022.

Executive Commentary – Scott Ward, Chairman, President and CEO
“Third quarter results were in line with our expectations. Despite the impact that Omicron had on hospital capacity and procedure volumes in January and into February, our Q3 sales were encouraging as we exited March with momentum. We are seeing staffing shortages slowly improve and we expect the backlog of cases to gradually flow through our accounts in calendar 2022.

“Our support devices continue to gain traction and drive incremental revenue. We are excited about the early demand for our new Scoreflex NC scoring balloon and we expect this device to emerge as an important growth driver in our coronary business in the quarters ahead.

“Outside the US, we continue to deliver robust growth as we expand our geographic footprint and open new accounts in areas like Japan and Europe. This momentum is expected to continue as the adoption of coronary and peripheral atherectomy continues to gain traction in international markets.

“Finally, our pipeline of compelling new products is coming into focus. We are actively launching new products and simultaneously achieving significant developmental milestones across our product portfolio. We intend to deliver a steady cadence of new product introductions over the next several years. These introductions will enable CSI to improve care for a larger number of patients, accelerate our revenue growth and drive sustainable, attractive profitability.”

Third Quarter Financial Highlights
CSI’s fiscal 2022 third quarter revenues were $56.2 million, representing a decrease of $7.1 million, or 11.1% compared to the third quarter last year. Gross profit margin was 73.7%.

Cardiovascular Systems, Inc.
May 4, 2022

Selling, general and administrative expenses were $41.7 million, an increase of $0.2 million, or 0.6%. Research and development expenses decreased 31.2% to $9.1 million due to in process research and development (IPR&D) charges from the acquisition of a product portfolio of peripheral microcatheters for $3.4 million in the prior-year period and the timing of development activities.

Third-quarter net loss of $9.7 million, or $0.25 per basic and diluted share, compared unfavorably to a loss of $6.0 million, or $0.15 per basic and diluted share in the prior year period. The Adjusted EBITDA loss increased to $4.5 million from $0.9 million in the prior year.

As of March 31, 2022, CSI had cash and marketable securities totaling $172.1 million and no long-term borrowings.

Fiscal Year 2022 Guidance
Ward added, “The reduction in COVID infections and lower hospitalization rates in March has translated into improving procedure volumes throughout April and into May. We continue to forecast a gradual improvement in revenue throughout the fourth quarter. However, the pace of this recovery is lower than we anticipated in February. As a result, our revenue expectation for fiscal year 2022 is now at the lower end of the previously shared range.”

For the fiscal year ending June 30, 2022, CSI anticipates:
• Revenue of $235 million to $240 million;
• Gross profit as a percentage of approximately 73% of revenues;
• Net loss in a range of 15% to 16% of revenues; and
• Adjusted EBITDA loss in a range of 4% to 5% of revenues.

Conference Call Scheduled for Today at 8:00 a.m. CT (9:00 a.m. ET)
CSI will host a live conference call and webcast of its fiscal third quarter results today, May 4, 2022, at 8:00 a.m. CT (9:00 a.m. ET). To access the live webcast, please register for the webcast here. A webcast replay will be available later the same day. To participate in the conference call, please register for the conference call here.

Partnership with Innova Vascular, Inc. to develop full line of thrombectomy devices
As previously announced on February 23, CSI is partnering with Innova Vascular, Inc. to develop a full line of thrombectomy devices.

First in-human experience with peripheral everolimus drug-coated balloon
As previously announced on March 9, enrollment in a first in-human trial of the peripheral everolimus drug-coated balloon being developed by Chansu Vascular Technologies, LLC began.

First in-human experience with PropelTM Percutaneous Ventricular Assist Device
As previously announced on March 15, CSI completed the first in-human experience with Propel™, its first-generation percutaneous ventricular assist device.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women globally. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the Centers for Disease Control and Prevention, 18 million people in the United States have CAD, the most common form of heart disease.

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May 4, 2022

Heart disease claims more than 650,000 lives in the United States each year. According to estimates, arterial calcium is present in 38 percent of patients undergoing a PCI. Significant calcium contributes to poor stent delivery, expansion and wall apposition leading to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Peripheral Artery Disease (PAD)
Eighteen to 20 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For more information, visit www.csi360.com and follow us on LinkedIn and Twitter.

About Chansu Vascular Technologies, LLC
Chansu Vascular Technologies LLC (CVT) is a company with its principal office located in Sunnyvale, California. CVT was founded by Philippe Marco, MD, with the exclusive purpose to develop peripheral and coronary DCBs using everolimus. Dr. Marco is a 25-year medical technology veteran who has spent his entire career focused on cardiovascular device development. He was President and COO of Epix Therapeutics Inc. (acquired by Medtronic), and President and COO at CV Ingenuity (acquired by Covidien), where he was responsible for the development of the Stellarex™ DCB. Dr. Marco started working on cardiovascular drug-delivery devices while in charge of Medical Affairs for Abbott Vascular where, following the Perclose Inc. acquisition, he led the franchise expansion into a diversified portfolio from closure devices to drug-coated coronary stents, embolic protection devices, and peripheral catheters and stents.

About Innova Vascular
Innova Vascular, Inc. is a medical device company based in Irvine, Calif. engaged in the development of innovative minimally invasive solutions to treat arterial and venous thromboembolism. Its product portfolio includes, but is not limited to, Laguna™ clot retrievers and Malibu™ aspiration catheters. Additional information about the company can be found at www.innovavascular.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s strategy and goals; (ii) the ongoing COVID-19 pandemic, its potential impact on our business, including trends in procedure volumes, the effects on the healthcare system, staffing shortages, patients returning for interventions, and case backlogs; (iii) our expectations regarding Scoreflex NC; (iv) geographic expansion and momentum in connection therewith; (v) expansion of our product portfolio and broadening of our revenue streams, including the specific products, clinical trials and experiences, and timing thereof, and the benefits to CSI, including improving care for a larger number of patients, accelerating our revenue growth and driving sustainable, attractive profitability; (vi) our expectations

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May 4, 2022

regarding improvement in staffing shortages, procedure volumes and revenue, and the backlog of cases flowing through our accounts; and (vii) anticipated revenue, gross profit, net loss and Adjusted EBITDA, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the ongoing COVID-19 pandemic and the impact and scope thereof on CSI, our distribution partners, the supply chain and physicians and facilities, including government actions related to the COVID-19 outbreak, material delays and cancellations of procedures, delayed spending by healthcare providers, and distributor and supply chain disruptions; regulatory developments, clearances and approvals; approval of our products for distribution in countries outside of the United States; approval of products for reimbursement and the level of reimbursement in the U.S. and other countries; dependence on market growth; agreements with third parties to sell their products; the ability of us and our distribution partners to successfully launch CSI products outside of the United States; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationships with our distribution partners; the experience of physicians regarding the effectiveness and reliability of the products we sell; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs, including the timing of product development programs; successful collaboration on the development of new products; agreements with development partners, advisors and other third parties; the ability of CSI and these third parties to meet development, contractual and other milestones; contractual rights and obligations; technical challenges; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; the impact of federal corporate tax reform on our business, operations and financial statements; international trade developments; shutdowns of the U.S. federal government; general economic conditions; the potential impact of any future strategic transactions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:
Peripheral Products
Indications: The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems (OAS) indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae.

Contraindications: The OAS are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present.

Warnings/Precautions: Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

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May 4, 2022

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

The Stealth 360® PAD System and Diamondback 360® PAD System received FDA 510(k) clearance. The Stealth 360® PAD System is CE Marked.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire® guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated.

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

The Diamondback 360® Coronary OAS is FDA PMA approved and CE Marked.

Cardiovascular Systems, Inc.
May 4, 2022

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021

Net revenues	$56,221	$63,273	$173,726	$187,986
Cost of goods sold	14,790	14,013	47,171	40,497
Gross profit	41,431	49,260	126,555	147,489
Expenses:
Selling, general and administrative	41,680	41,442	123,933	121,785
Research and development	9,052	13,163	27,947	31,816
Amortization of intangible assets	346	304	996	912
Total expenses	51,078	54,909	152,876	154,513
Loss from operations	(9,647)	(5,649)	(26,321)	(7,024)
Other (income) expense, net	(52)	292	660	923
Loss before income taxes	(9,595)	(5,941)	(26,981)	(7,947)
Provision for income taxes	63	63	262	189
Net loss	$(9,658)	$(6,004)	$(27,243)	$(8,136)

Basic and diluted earnings per share	$(0.25)	$(0.15)	$(0.70)	$(0.21)

Basic and diluted weighted average shares outstanding	39,287,632	38,911,454	39,190,865	38,800,622

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May 4, 2022

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	March 31,	June 30,
	2022	2021

ASSETS
Current assets
Cash and cash equivalents	$66,953	$71,070
Marketable securities	105,098	135,968
Accounts receivable, net	34,666	40,033
Inventories	32,854	32,313
Prepaid expenses and other current assets	5,742	5,285
Total current assets	245,313	284,669
Property and equipment, net	29,097	28,894
Intangible assets, net	16,080	15,376
Strategic investments	30,733	20,657
Other assets	2,768	2,971
Total assets	$323,991	$352,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,598	$14,061
Accrued expenses	30,011	38,189
Deferred revenue	2,812	2,400
Total current liabilities	46,421	54,650
Long-term liabilities
Financing obligation	20,385	20,596
Deferred revenue	—	2,194
Other liabilities	3,687	4,169
Total liabilities	70,493	81,609
Commitments and contingencies	—	—
Total stockholders’ equity	253,498	270,958
Total liabilities and stockholders’ equity	$323,991	$352,567

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May 4, 2022

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release. This release also references gross profit margin, excluding WIRION recall charge.

Reconciliations of these non-GAAP measures to the most comparable U.S. GAAP measures for the respective periods can be found in the following tables. In addition, an explanation of the manner in which CSI's management uses these measures to conduct and evaluate its business, the economic substance behind management's decision to use these measures, the substantive reasons why management believes that these measures provide useful information to investors, the material limitations associated with the use of these measures and the manner in which management compensates for those limitations is included following the reconciliation tables.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021

Net loss	$(9,658)	$(6,004)	$(27,243)	$(8,136)
Less: Other (income) and expense, net	(52)	292	660	923
Less: Provision for income taxes	63	63	262	189
Loss from operations	(9,647)	(5,649)	(26,321)	(7,024)
Add: Stock-based compensation	3,892	3,704	13,804	12,488
Add: Depreciation and amortization	1,286	1,056	3,831	3,143
Adjusted EBITDA	$(4,469)	$(889)	$(8,686)	$8,607

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and stock-based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better

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enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Beginning with the quarter ended March 31, 2022, following correspondence from the staff of the U.S. Securities and Exchange Commission, we no longer exclude IPR&D charges incurred in connection with asset acquisitions from Adjusted EBITDA or any other reported non-GAAP financial measures. For purposes of comparability, we have revised the reconciliation table above for the three and nine months ended March 31, 2021 to reflect this approach.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:
-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

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May 4, 2022

-- CSI provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contact:

Cardiovascular Systems, Inc. Jack Nielsen Vice President, Investor Relations & Corporate Communications (651) 202-4919 j.nielsen@csi360.com
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